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NEW ENGLAND WATER HEATER CO., INC.
Balance Sheet
At June 30, 1999
(expressed in millions, rounded to hundred thousands of dollars)
(Unaudited, Subject to Adjustment)
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ASSETS
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

     Current assets
               Cash                         $ 0.3
               Accounts receivable and unbilled revenue, less
                    reserves of $0.2                         0.8
               Inventory                         0.3
               Prepaid expenses                         0.1
                                             -----
                    Total current assets                         1.5
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     Fixed assets, net                         15.9
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                    Total assets                         $17.4
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LIABILITIES AND PARENT COMPANY'S INVESTMENT
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Current liabilities
     Accounts payable                    $ 0.2
     Miscellaneous current and accrued liabilities               0.2
     Deferred revenue                    0.3
                                        -----
          Total current liabilities               0.7
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          Deferred federal and state income taxes               1.1

Parent company's investment:
     Common stock and additional paid in capital               4.3
     Subordinated notes payable to parent               10.2
     Retained earnings                    1.1
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          Total parent company's investment               15.6
                                        -----
               Total liabilities and parent company's investment     $17.4
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